Exhibit 99.1

PRESS RELEASE

YogaWorks, Inc. Announces Closing of Initial Public Offering

CULVER CITY, CA – August 16, 2017 – YogaWorks, Inc. (NASDAQ: YOGA), one of the largest and fastest growing providers of high quality yoga instruction in the U.S., today announced the closing of its initial public offering of 7,300,000 shares of common stock at a purchase price of $5.50 per share.

YogaWorks, Inc. estimates its net proceeds from the offering to be approximately $35.3 million, after deducting underwriting discounts and commissions and estimated offering expenses. The shares began trading on The NASDAQ Global Market on August 11, 2017, under the symbol “YOGA”.

Cowen, Stephens Inc. and Guggenheim Securities acted as joint book-running managers for the offering. Roth Capital Partners acted as lead manager. Imperial Capital acted as co-manager.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission and was declared effective on August 10, 2017. The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from: Cowen and Company, LLC, by email at PostSaleManualRequests@broadridge.com; Stephens Inc., Attention Syndicate Department, 111 Center Street, Little Rock, AR 72201 or by telephone at (501) 377-2130 or by email at prospectus@stephens.com; or Guggenheim Securities, LLC, Attention Equity Syndicate, 330 Madison Avenue, New York, NY 10017 or by email at GSEquityProspectusDelivery@guggenheimpartners.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About YogaWorks, Inc.

YogaWorks, Inc. is one of the largest and fastest growing providers of high quality yoga instruction in the U.S. Through its studios, the Company offers yoga classes, integrated fitness classes, workshops, teacher training programs, and yoga-related retail merchandise. In addition to its studio locations, YogaWorks offers online instruction through its MyYogaWorks web platform, which provides subscribers with a highly curated catalog of over 1,000 yoga and meditation classes. YogaWorks strives to make yoga accessible to everybody and offers a wide range of class styles for people of all ages and abilities. The Company’s 50 studio locations saw over 3 million student visits in 2016. More information is available at www.yogaworks.com.

Contact

Investors

Jean Fontana, ICR, Inc.

646-277-1200

IR@yogaworks.com

Media

Alecia Pulman, Brittany Fraser, or John Kell, ICR, Inc.

646-277-1200

Yogaworks@icrinc.com